Exhibit 99.2



                       U. S. STEEL ANNOUNCES REDEMPTION OF
                           9.75% SENIOR NOTES DUE 2010

     PITTSBURGH, May 21, 2007 - United States Steel Corporation (NYSE:X) announced today that it has called for full redemption on June 20, 2007 (the "Redemption Date") , all of its outstanding 9.75% Senior Notes due 2010 (the "Senior Notes"). The aggregate principal amount of the Senior Notes issued and outstanding is $378,500,000. The company plans to fund the redemption with a portion of the proceeds from the sale of the previously announced Senior Notes offering that closed today.
      In accordance with the terms of the indenture, the redemption price for each of the Senior Notes is $1,048.75 plus accrued interest to, but excluding, the Redemption Date. Following the redemption, the company will take a $23 million pre-tax charge for the premium and unamortized issuance costs.
      The Senior Notes are held only in book-entry form through The Depository Trust Company ("DTC"). DTC will redeem the securities in accordance with its procedures.
                                      -oOo-

For more information about U. S. Steel, visit www.ussteel.com.